CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

Share Capital Expansion Approved

     23rd March 2004 – Oslo, Norway — CanArgo Energy Corporation (OSE: CNR, OTCBB: GUSH.OB) today announced that at a Special Meeting of Stockholders of CanArgo Energy Corporation, held at the Hotel Continental, Stortingsgaten 24/26, Oslo, Norway, on March 23, 2004, the following resolution was passed by a majority of the issued and outstanding shares of the Company’s Common Stock present in person or by proxy eligible to vote at this meeting:

     At the meeting it was resolved that the Article Four of the Corporation’s Certificate of Incorporation be, and it is hereby amended to read in its entirety as follows:

(a)	The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred and five million (305,000,000), consisting of:

(1)	Five million (5,000,000) shares of Preferred Stock, par value ten cents ($0.10) (the “Preferred Stock”); and

(2)	Three hundred million (300,000,000) shares of Common Stock, par value ten cents ($0.10) per share (the “Common Stock”).

(b)	The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series to the extent permitted by the Delaware General Corporation Law, as amended, from time to time.

No other business came before the meeting.

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area. Further information on the Company is available at www.canargo.com and at http://www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company cannot give assurance that the results will be attained.

CanArgo Energy Corporation
Julian Hammond
Tel: +44 1481 729 980       Mobile: +44 7740 576 139 (info@canargo.com)